Prospectus Supplement No. 30
Filed Pursuant to Rule 424(b)(3)
File No. 333-268503
SeaStar Medical Holding Corporation
3513 Brighton Blvd,
Suite 410
Denver, CO 80216
(844) 427-8100
Prospectus Supplement No. 30
(to the Prospectus dated January 4, 2023)

This Prospectus Supplement No. 30 supplements and amends the prospectus dated January 4, 2023, as amended by Prospectus Supplement No. 1 dated February 15, 2023, Prospectus Supplement No. 2 dated February 16, 2023, Prospectus Supplement No. 3 dated March 16, 2023, Prospectus Supplement No. 4 dated March 31, 2023, Prospectus Supplement No. 5 dated March 31, 2023, Prospectus Supplement No. 6 dated May 10, 2023, Prospectus Supplement No. 7 dated May 19, 2023, Prospectus Supplement No. 8 dated May 23, 2023, Prospectus Supplement No. 9 dated June 12, 2023, Prospectus Supplement No. 10 dated June 21, 2023, Prospectus Supplement No. 11 dated July 5, 2023, Prospectus Supplement No. 12 dated August 14, 2023, Prospectus Supplement No. 13 dated August 15, 2023, Prospectus Supplement No. 14 dated August 15, 2023, Prospectus Supplement No. 15 dated September 11, 2023, Prospectus Supplement No. 16 dated September 14, 2023, Prospectus Supplement No. 17 dated September 26, 2023, Prospectus Supplement No. 18 dated September 27, 2023, Prospectus Supplement No. 19 dated October 6, 2023, Prospectus Supplement No. 20 dated October 30, 2023, Prospectus Supplement No. 21 dated November 14, 2023, Prospectus Supplement No. 22 dated November 22, 2023, Prospectus Supplement No. 23 dated November 27, 2023, Prospectus Supplement No. 24 dated November 29, 2023, Prospectus Supplement No. 25 dated December 11, 2023, Prospectus Supplement No. 26 dated December 13, 2023, Prospectus Supplement No. 27 dated December 29, 2023, Prospectus Supplement No. 28 dated December 29, 2023, and Prospectus Supplement No. 29 dated January 11, 2024 (the “Prospectus”), relating to the sale from time to time of up to 9,829,000 shares of our common stock and 6,438,000 of our warrants to purchase common stock by a selling shareholder.
On January 12, 2024, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K.
This Prospectus Supplement No. 30 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 20 supersedes the information contained in the Prospectus.
Our common stock is traded on the Nasdaq Stock Market under the symbol “ICU”. On March 1, 2024, the last reported sale price of our common stock was $0.83 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus dated January 4, 2023.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 30 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 30 is March 5, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2024

SeaStar Medical Holding Corporation
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39927	85-3681132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3513 Brighton Blvd, Suite 410
Denver, Colorado		80216
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 844 427-8100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock par value $0.0001 per share	ICU	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock for $11.50 per share	ICUCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

As previously reported on a Current Report on Form 8-K filed on December 11, 2023, SeaStar Medical Holding Corporation (the “Company”) entered into the Second Amendment to the Securities Purchase Agreement (as amended from time to time, the “SPA”), originally dated March 15, 2023, between the Company and an institutional investor (the “Purchaser”), pursuant to which the Purchaser may purchase additional convertible promissory notes of the Company (the “Notes”), convertible into shares of common stock of the Company (the “Common Stock”).

On January 12, 2024, the Company and the Purchaser completed an Additional Closing (as defined in the SPA) by issuing a (i) Note with an initial conversion price of $0.56 per share in a principal amount of $271,739.13, which is convertible into shares of Common Stock beginning on the earlier of (a) June 11, 2024 (or earlier upon mutual written agreement of the Company and the Purchaser), or (b) the date of an Event of Default, as defined in the Note, (ii) a warrant to purchase up to 131,927 shares of Common Stock with an exercise price of $0.56 per share and (iii) an additional warrant to purchase up to 131,927 shares of Common Stock with an exercise price of $0.56 per share.

For more information about the terms of the SPA and related transaction documents, and prior closing pursuant to the SPA, including the terms of the Note and the Warrant, please see the Form 8-K filed by the Company on March 16, 2023, August 7, 2023, August 30, 2023, September 26, 2023, November 27, 2023, and December 11, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SeaStar Medical Holding Corporation
		By:	/s/ Eric Schlorff
Date:	January 12, 2024	Name:	Eric Schlorff
		Title:	Chief Executive Officer